Exhibit 99.1

True Religion Apparel Announces Financial Results

For Third Quarter 2010

•                  Q3 ‘10 net sales increased 12.5% to a record $92.8 million

•                  Q3 ‘10 U.S. Consumer Direct sales increased 42%, including a 9% comp increase

•                  Q3 ‘10 earnings per share were $0.48 versus $0.58 in Q3 ‘09

VERNON, California — November 3, 2010—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the three and nine months ended September 30, 2010.

Third Quarter 2010 Financial Results

•                  Total net sales increased 12.5% to $92.8 million.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 42.0% to $46.3 million and accounted for 49.9% of the Company’s total net sales for the quarter. Third quarter same-store sales for the 63 stores open at least 12 months increased 9.0%. The Company operated 89 branded stores as of September 30, 2010, compared to 66 as of September 30, 2009.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $26.9 million, a 15.6% decrease as compared to the prior year period. This segment’s sales have been impacted by the overall slowdown in sales of women’s premium denim in the major department store channel. Consistent with the Company’s strategy to maintain its premium position, sales to the off-price channel were also decreased in the quarter.  The specialty channel increased sales for the second consecutive quarter as the Company’s product continued to resonate with the denim tastemakers that shop in this channel.

•                  Net sales for the Company’s International segment increased 8.7% to $18.0 million.  Growth in the International segment was muted by the Company’s decision to terminate some non-exclusive distributors in preparation to take a more direct role in positioning its brand in international markets.

•                  Net sales included $1.5 million of licensing revenue as compared to $1.3 million in the same period last year.

•                  Gross profit was 62.1% of net sales as compared to 64.7% of net sales, in the third quarter of 2009.  The decrease in gross margin was the result of the sell-through of higher cost merchandise acquired by the Company’s new German joint venture when it started operations, increased sales from the Company’s outlet stores and lower initial markup on women’s jeans in response to competitor and market pricing.

•                  Selling, general and administrative (“SG&A”) expense, as a percentage of net sales, increased to 42.2% from 37.1% in the same period a year ago. The majority of the year-over-year growth in SG&A expenses was driven by the costs associated with operating 23 additional stores in the U.S. in the third quarter of 2010 as compared to the same period in 2009.  In addition, International SG&A expenses increased as the Company added wholesale sales teams in Europe and Asia and opened three branded retail stores in the past year.

•                  Operating income as a percentage of net sales was 19.8% of net sales in third quarter 2010 versus 27.6% in third quarter 2009. Operating margins were primarily impacted by the U.S. Wholesale sales decrease, the gross margin decrease and further investments in international businesses.

•                  The effective tax rate for the quarter was 36.1% as compared to 38.2% in the third quarter of 2009.

•                  Net income decreased to $11.8 million, or $0.48 per diluted share based on weighted average shares outstanding of 24.8 million, as compared to $14.1 million, or $0.58 per diluted share based on weighted average shares outstanding of 24.2 million in the 2009 third quarter.

Management Comments

“Third quarter results were a reflection of the changing mix of our business model. U.S. Consumer Direct, our largest segment, performed very well, generating a 9% same-store sales increase which was an acceleration from the second quarter increase.  Sales in our U.S. Wholesale segment declined, driven by our strategic reduction of sales to the off-price channel and the ongoing weakness of the women’s premium denim category in the Major department stores.  We remain focused on working with our Major department store accounts to reinvigorate this category.  In addition, we are very pleased with our second consecutive quarter of growth in the Specialty channel, the preferred channel of denim tastemakers,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc.  “In our International segment, our newly opened stores in Tokyo, London and Cologne were well received, and the retail sell-through of our products continues to be positive.  This quarter’s International results also reflect our decision to terminate some distributors as we accelerate our plans to take certain markets direct.  Direct control of key markets is essential for us to effectively protect and grow our brand in the long term.  Overall, we did not make the progress that we had expected to in the quarter. However, we continue to focus on executing our growth plans for our U.S. Consumer

Direct and International business segments while investing in infrastructure and personnel to drive our future growth and profitability.  I remain very confident in our business strategy and management team.”

Year-to-date 2010 Financial Results

•                  Total net sales increased 15.9% to $252.8 million in the nine months ended September 30, 2010. Net sales for the Company’s U.S. Consumer Direct segment increased 50.9% to $126.6 million, and same-store sales increased 10.8%. Net sales for the Company’s U.S. Wholesale segment totaled $76.7 million, a 16.2% decrease as compared to the prior year period, and net sales for the Company’s International segment increased 14.3% year-over-year to $45.6 million. Net sales included $3.9 million of licensing revenue as compared to $2.8 million in the same period last year.

•                  Operating income decreased 18.6% to $43.7 million as compared to the prior year period, primarily due to the $4.4 million separation costs incurred in the second quarter of 2010, the sales decrease in the U.S. Wholesale segment, and additional spending to support International wholesale and direct to consumer business growth.  Operating income was 17.3% of net sales in the first nine months of 2010 versus 24.6% in the prior year period.  The 2010 year to date operating margin excluding the separation costs is 19.0%.

•                  Net income decreased to $27.7 million, or $1.12 per diluted share based on weighted average shares outstanding of 24.8 million, as compared to $32.7 million, or $1.35 per diluted share based on weighted average shares outstanding of 24.1 million in the prior year period. Net income excluding the separation costs would have been $30.5 million or $1.23 per diluted share for the first nine months of 2010.

Balance Sheet and Liquidity

As of September 30, 2010, the Company had $127.7 million of cash and cash equivalents as compared to $105.5 million as of December 31, 2009. The Company ended the quarter with no long-term borrowings. As compared to September 30, 2009, inventory increased by $13.7 million to $51.6 million, a 36.3% increase; the additional inventory supports the Company’s 23 branded retail stores opened since September 30, 2009, which increased total retail space by 36%, the opening of three international stores and the wholesale business operated by the new joint venture based in Germany.  Retail inventory per square foot increased 7% from September 30, 2009 to September 30, 2010, which is below the rate that same store sales increased.

Net cash provided by operating activities for the first nine months of 2010 was $37.1 million compared to $45.0 million in the prior year.  This decrease in net cash provided by operating activities is related to the additional investment in inventory described above.

Store Openings

During the 2010 third quarter, True Religion Apparel opened eight stores in the U.S., bringing its total U.S. store count at September 30, 2010, to 89 stores, compared to 66 stores at September 30, 2009.  The Company also operated four stores in Japan, one in the U.K. and one in Germany as of September 30, 2010. Subsequent to the close of the third quarter, the Company opened two additional stores in the U.S. and one store in Toronto, Canada. The Company anticipates opening three additional retail stores in the U.S. over the remainder of the fourth quarter, 2010.

Guidance

The Company is updating its guidance for the fiscal year ended December 31, 2010, as follows:

•      Net sales are expected to be in the range of $355 million to $360 million

•      EPS is expected to be in the range of $1.73 to $1.78

The Company’s 2010 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 25.1 million and an effective tax rate of 37.3%.

Investor Conference Call and Management Commentary

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 359176. Please note participants must enter the conference identification number in order to access the replay.

A detailed, financial commentary from the Company’s Management will be posted in writing on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jean-related sportswear brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail stores as well as contemporary department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. The Company owns and operates 91 branded retail stores in the United States, four branded retail stores in Japan, one branded retail store in the United Kingdom, one branded retail store in Germany, and one branded retail store in Canada. For more information, please visit www.truereligionbrandjeans.com.

Q3 2010 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Increase/			% Increase/
	2010	2009	(Decrease)	2010	2009	(Decrease)
Net sales:
U.S. Consumer Direct	$46,293	$32,605	42.0%	$126,611	$83,885	50.9%
U.S. Wholesale	26,938	31,911	(15.6)%	76,748	91,621	(16.2)%
International	18,016	16,575	8.7%	45,564	39,862	14.3%
Other	1,504	1,332	12.9%	3,884	2,795	39.0%
Total net sales	$92,751	$82,423	12.5%	$252,807	$218,163	15.9%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010		2009		2010		2009
		Gross		Gross		Gross		Gross
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Gross Profit:
U.S. Consumer Direct	$33,335	72.0%	$24,329	74.6%	$92,323	72.9%	$62,129	74.1%
U.S. Wholesale	13,574	50.4%	18,399	57.7%	39,904	52.0%	49,862	54.4%
International	9,155	50.8%	9,274	56.0%	24,106	52.9%	22,067	55.4%
Other	1,504	100.0%	1,332	100.0%	3,884	100.0%	2,795	100.0%
Total gross profit	$57,568	62.1%	$53,334	64.7%	$160,217	63.4%	$136,853	62.7%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010		2009		2010		2009
		Operating		Operating		Operating		Operating
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Operating Income:
U.S. Consumer Direct	$14,998	32.4%	$11,253	34.5%	$41,214	32.6%	$27,354	32.6%
U.S. Wholesale	2,955	11.0%	9,267	29.0%	9,209	12.0%	24,511	26.8%
International	4,699	26.1%	7,810	47.1%	13,711	30.1%	18,792	47.1%
Other	(4,249)	NM	(5,602)	NM	(20,402)	NM	(16,943)	NM
Total operating income	$18,403	19.8%	$22,728	27.6%	$43,732	17.3%	$53,714	24.6%

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our forecasted store openings for 2010 and expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include:

the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and manage its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$92,751	$82,423	$252,807	$218,163
Cost of sales	35,183	29,089	92,590	81,310
Gross profit	57,568	53,334	160,217	136,853
Selling, general and administrative expenses	39,165	30,606	116,485	83,139
Operating income	18,403	22,728	43,732	53,714
Other income, net	(185)	(55)	(205)	(94)
Income before provision for income taxes	18,588	22,783	43,937	53,808
Provision for income taxes	6,717	8,698	16,137	21,111
Net income	11,871	14,085	27,800	32,697
Redeemable noncontrolling interest	92	—	92	—
Net income attributable to True Religion Apparel, Inc.	$11,779	$14,085	$27,708	$32,697

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.48	$0.59	$1.13	$1.36
Diluted	$0.48	$0.58	$1.12	$1.35

Weighted average shares outstanding:
Basic	24,584	24,044	24,464	23,973
Diluted	24,755	24,216	24,807	24,146

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$127,718	$105,531
Short-term investments	—	4,948
Accounts receivable, net of allowances	27,036	27,217
Inventory	51,565	34,502
Deferred income tax assets	8,102	8,753
Prepaid expenses and other current assets	9,749	7,000

Total current assets	224,170	187,951
Property and equipment, net	46,089	39,693
Other assets	2,842	2,162

TOTAL ASSETS	$273,101	$229,806

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$17,605	$11,717
Accrued salaries, wages and benefits	7,759	8,843
Income taxes payable	1,759	826

Total current liabilities	27,123	21,386
Long-Term Liabilities:
Long-term deferred rent	11,005	7,851
Long-term deferred income tax liabilities	1,884	2,715

Total long-term liabilities	12,889	10,566
Total liabilities	40,012	31,952
Redeemable noncontrolling interest	1,927	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,471 and 25,250 issued and outstanding, respectively	3	3
Additional paid-in capital	64,526	49,840
Retained earnings	165,883	147,809
Accumulated other comprehensive income, net	750	202

Total stockholders’ equity	231,162	197,854
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$273,101	$229,806

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,800	$32,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,051	4,449
Provision for bad debts	260	(23)
Stock-based compensation	11,127	8,544
Tax benefit from stock-based compensation	3,557	96
Excess tax benefit from stock-based compensation	(3,557)	(96)
Deferred income taxes	(173)	1,019
Other	(440)	159
Changes in operating assets and liabilities:
Accounts receivable	(52)	4,583
Inventory	(15,287)	(12,001)
Prepaid expenses and other current assets	(2,272)	(1,586)
Accounts payable and accrued expenses	6,066	5,445
Accrued salaries, wages and benefits	(1,081)	149
Prepaid income taxes and income taxes payable	965	(1,077)
Long-term deferred rent	3,154	2,662
Net cash provided by operating activities	37,118	45,020

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(12,986)	(15,636)
Sales of investments	4,950	4,875
Expenditures to establish trademarks	(126)	(107)
Other	(899)	—
Net cash used in investing activities	(9,061)	(10,868)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(9,633)	(2,966)
Excess tax benefit from stock-based compensation	3,557	96
Net cash used in financing activities	(6,076)	(2,870)

Effect of exchange rate changes in cash	206	189

Net increase in cash and cash equivalents	22,187	31,471
Cash and cash equivalents, beginning of period	105,531	57,245
Cash and cash equivalents, end of period	$127,718	$88,716

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS

(Amounts in thousands, except earnings per share data)

(Unaudited)

	Nine Months Ended September 30, 2010
			Net income
	Selling, general		attributable to	Diluted
	& administrative	Operating	True Religion	earnings
	expenses	income	Apparel, Inc.	per share
As reported (GAAP)	$116,485	$43,732	$27,708	$1.12
Separation costs (a)	(4,364)	4,364	2,830	0.11
As adjusted (b)	$112,121	$48,096	$30,538	$1.23

(a)          Separation costs associated with the termination of the Company’s former president.

(b)         In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present Selling, general & administrative expenses, Operating income, Net income, and Earnings per diluted share excluding the adjustment discussed above. This adjustment, which the Company does not believe to be indicative of on-going business trends, is excluded from these calculations.  The Company believe this adjustment provides a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Anne Rakunas
ICR, Inc.
(203) 682-8200